Exhibit 10.1

Schedule of Director Compensation

On July 27, 2005, the Board of Directors (the “Board”) of Security Capital Corporation (the “Company”) approved the following compensation arrangements for the directors of the Company, other than Mr. Brian Fitzgerald, Chairman of the Board, President and CEO, and Mr. A. George Gebauer, Vice Chairman of the Board and Secretary:

Board of Directors Fees
Annual Board Fee	$15,000
Board Meeting Attendance Fee	$2,000

Audit Committee Fees
Additional Annual Fee for Chairperson	$20,000
Additional Annual Fee for Other Members	$5,000
Committee Meeting Attendance Fee	$2,000

Compensation Committee Fees
Additional Annual Fee for Chairperson	$8,000
Additional Annual Fee for Other Members	$5,000
Committee Meeting Attendance Fee	$2,000

Special Committee Fees
Additional Annual Fee for Chairperson	$16,000
Additional Annual Fee for Other Member	$12,000
Committee Meeting Attendance Fee	$2,000

Annual fees are prorated for those directors not serving in the position for the full year.  In additional to fees, each director, other than Messrs. Fitzgerald and Gebauer, is granted, on the date of his initial election to the Board, an option to purchase 24,000 shares of Class A Common Stock of the Company, at an exercise price equal to the fair market value per share on the date of grant.  The options are not transferable other than upon death, are exercisable in three equal annual installments commencing on the date of grant, and expire at the earlier of the termination of the director’s directorship or ten years from the date of grant.

Finally, directors are reimbursed for their reasonable expenses in connection with attendance at Board and committee meetings.  Other than reimbursement of expenses, Messrs. Fitzgerald and Gebauer receive no additional compensation for serving as directors of the Company.